The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 10, 2026

Pricing supplement To prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026, and product supplement no. 3-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated July , 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Capped Buffered Equity Notes Linked to the PHLX Semiconductor SectorTM Index due January 14, 2027 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

●The notes are designed for investors who seek unleveraged exposure to any appreciation of the PHLX Semiconductor SectorTM Index, up to a maximum return of at least 38.00%, at maturity.

●Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Index Strike Level by more than 15.00%, be willing to lose some or all of their principal amount at maturity.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The PHLX Semiconductor SectorTM Index (Bloomberg ticker: SOX)
Payment at Maturity:

If the Ending Index Level is greater than the Index Strike Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return), subject to the Maximum Return
If the Ending Index Level is equal to the Index Strike Level or is less than the Index Strike Level by up to 15.00%, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Index Strike Level by more than 15.00%, you will lose 1.17647% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Index Strike Level by more than 15.00%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return + 15.00%) × 1.17647]
You will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Index Strike Level by more than 15.00%.
Maximum Return:

At least 38.00%*. For example, assuming a Maximum Return of 38.00%, if the Index Return is equal to or greater than 38.00%, you will receive the Maximum Return of 38.00%, which entitles you to a maximum payment at maturity of $1,380.00 per $1,000

Buffer Amount:	15.00%
Downside Leverage Factor:	1.17647
Index Return:	(Ending Index Level – Index Strike Level) Index Strike Level
Index Strike Level:

13,151.909, an intraday level of the Index on the Strike Date. The Index Strike Level is not determined by reference to the closing level of the Index on the Pricing Date. Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.

Ending Index Level:	The closing level of the Index on the Valuation Date
Strike Date:	July 9, 2026
Pricing Date:	On or about July 10, 2026
Original Issue Date:	On or about July 15, 2026 (Settlement Date)
Valuation Date*:	January 11, 2027
Maturity Date*:	January 14, 2027
CUSIP:	46661CR57

* Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for these notes and will sell the notes to an unaffiliated dealer at 100.00% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $994.80 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 17, 2026:
https://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●Prospectus supplement and prospectus, each dated April 17, 2026:
https://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —  PS-1
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a hypothetical Index Strike Level of 100.00 and a Maximum Return of at least 38.00% and reflects the Buffer Amount of 15.00% and the Downside Leverage Factor of 1.17647. The hypothetical Index Strike Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Index Strike Level. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,380.00 per $1,000 principal amount note. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
180.00	80.00%	38.00000%
170.00	70.00%	38.00000%
160.00	60.00%	38.00000%
150.00	50.00%	38.00000%
140.00	40.00%	38.00000%
138.00	38.00%	38.00000%
130.00	30.00%	30.00000%
120.00	20.00%	20.00000%
110.00	10.00%	10.00000%
105.00	5.00%	5.00000%
102.50	2.50%	2.50000%
100.00	0.00%	0.00000%
97.50	-2.50%	0.00000%
95.00	-5.00%	0.00000%
90.00	-10.00%	0.00000%
85.00	-15.00%	0.00000%
84.99	-15.01%	-0.01176%
80.00	-20.00%	-5.88235%
70.00	-30.00%	-17.64705%
60.00	-40.00%	-29.41175%
50.00	-50.00%	-41.17645%
40.00	-60.00%	-52.94115%
30.00	-70.00%	-64.70585%
20.00	-80.00%	-76.47055%
10.00	-90.00%	-88.23525%
0.00	-100.00%	-100.00000%

JPMorgan Structured Investments —  PS-2
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Index Strike Level of 100.00 to an Ending Index Level of 105.00.

Because the Ending Index Level of 105.00 is greater than the Index Strike Level of 100.00 and the Index Return is 5.00%, which does not exceed the Maximum Return of 38.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the Index decreases from the Index Strike Level of 100.00 to an Ending Index Level of 85.00.

Although the Index Return is negative, because the Ending Index Level of 85.00 is less than the Index Strike Level of 100.00 by up to the Buffer Amount of 15.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 3: The level of the Index increases from the Index Strike Level of 100.00 to an Ending Index Level of 140.00.

Because the Ending Index Level of 140.00 is greater than the Index Strike Level of 100.00 and the Index Return of 40.00% exceeds the Maximum Return of 38.00%, the investor receives a payment at maturity of $1,380.00 per $1,000 principal amount note, the maximum payment at maturity.

Example 3: The level of the Index decreases from the Index Strike Level of 100.00 to an Ending Index Level of 60.00.

Because the Ending Index Level of 60.00 is less than the Index Strike Level of 100.00 by more than the Buffer Amount of 15.00% and the Index Return is -40.00%, the investor receives a payment at maturity of $705.8825 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-40.00% + 15.00%) ×1.17647] = $705.8825

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —  PS-3
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Selected Purchase Considerations

●CAPPED APPRECIATION POTENTIAL —The notes provide the opportunity to earn an unleveraged return equal to any positive Index Return, up to the Maximum Return of at least 38.00%. Accordingly, assuming a Maximum Return of 38.00%, the maximum payment at maturity is $1,380.00 per $1,000 principal amount note. The Maximum Return will be provided in the pricing supplement and will not be less than 38.00%, and accordingly, the maximum payment at maturity will not be less than $1,380.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

●LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — We will pay you your principal back at maturity if the Ending Index Level is equal to the Index Strike Level or is less than the Index Strike Level by up to the Buffer Amount of 15.00%. If the Ending Index Level is less than the Index Strike Level by more than the Buffer Amount, for every 1% that the Ending Index Level is less than the Index Strike Level by more than 15.00%, you will lose an amount equal to 1.17647% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.

●RETURN LINKED TO THE PHLX SEMICONDUCTOR SECTORTM INDEX — The PHLX Semiconductor SectorTM Index is a modified market capitalization-weighted index designed to measure the performance of the 30 largest U.S.-listed semiconductor companies. For additional information about the Index, see Annex A” in this pricing supplement.

●TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending

JPMorgan Structured Investments —  PS-4
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is dependent on the performance of the Index and will depend on whether, and the extent to which, the Ending Index Level is less than the Index Strike Level. Your investment will be exposed to a loss on a leveraged basis if the Ending Index Level is less than the Index Strike Level by more than 15.00%. For every 1% that the Ending Index Level is less than the Index Strike Level by more than 15.00%, you will lose an amount equal to 1.17647% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.

●YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Index Level is greater than the Index Strike Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 38.00%, regardless of the appreciation of the Index, which may be significant.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase &Co. were to enter into a resolution” in the accompanying prospectus supplement.

●NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Index would have.

●VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of the Strike Date that the Ending Index Level could be less than the Index Strike Level by more than the Buffer Amount.  The Index’s volatility, however, can change significantly over the term of the notes.  The closing level of the Index could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.

●LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

JPMorgan Structured Investments —  PS-5
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you

JPMorgan Structured Investments —  PS-6
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity”.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

●NON-U.S. SECURITIES RISK — Some of the equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

●The Notes Are Subject to Risks Associated with the SEMICONDUCTOR INDUSTRY — All or substantially all of the equity securities included in the Index are issued by companies whose primary line of business is directly associated with the semiconductor industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  Semiconductor companies face intense competition, both domestically and internationally, and this competition may have an adverse effect on profit margins.  Semiconductor companies may have limited product lines, markets, financial resources or personnel.  The products of semiconductor companies may face obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel. Capital equipment expenditures could be substantial, and equipment generally suffers from rapid obsolescence.  Companies in the semiconductor industry are heavily dependent on patent and intellectual property rights.  The loss or impairment of these rights would adversely affect the profitability of these companies.  These factors could affect the semiconductor industry and could affect the value of the equity securities included in the Index and the level of the Index during the term of the notes, which may adversely affect the value of your notes.

JPMorgan Structured Investments —  PS-7
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels and prices from January 8, 2021 through July 2, 2026. The closing level of the Index on July 9, 2026 was 12,960.00.

We obtained the closing levels and prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or the Valuation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations —

JPMorgan Structured Investments —  PS-8
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — The PHLX Semiconductor SectorTM Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes and plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

JPMorgan Structured Investments —  PS-9
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

Annex A

The PHLX Semiconductor SectorTM Index

All information contained in this pricing supplement regarding the PHLX Semiconductor Sector™ Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The PHLX Semiconductor Sector™ Index was developed by, and is calculated, maintained and published by Nasdaq. Nasdaq does not have any obligation to continue to publish, and may discontinue publication of, the PHLX Semiconductor Sector™ Index. The PHLX Semiconductor Sector™ Index is reported by Bloomberg L.P. under the ticker symbol “SOX.”

The PHLX Semiconductor Sector™ Index is a modified market capitalization-weighted index of the 30 largest U.S.-listed semiconductor companies. The PHLX Semiconductor Sector™ Index began on December 1, 1993 at a base value of 200.00.

PHLX Semiconductor Sector™ Index Calculation

At any moment in time, the value of the PHLX Semiconductor Sector™ Index equals the aggregate value of the then-current PHLX Semiconductor Sector™ Index share weights of each of the PHLX Semiconductor Sector™ Index component securities, which are based on the total shares outstanding of each such PHLX Semiconductor Sector™ Index component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported PHLX Semiconductor Sector™ Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for PHLX Semiconductor Sector™ Index reporting purposes.

PHLX Semiconductor Sector™ Index Security Eligibility Criteria

To be eligible for initial inclusion in the PHLX Semiconductor Sector™ Index, a security must meet the following criteria:

•	the eligible security types generally include common stocks, ordinary shares, American Depositary Receipts (“ADRs”), shares of beneficial interest, and limited partnership interests;

•	one security per issuer is permitted, but if an issuer has multiple securities, the security with the largest market capitalization will be considered for possible inclusion;

•	a security must be listed on the NASDAQ Stock Market, the New York Stock Exchange, NYSE American, or the CBOE Exchange;

•

while there are no specific geographic requirements for inclusion in the PHLX Semiconductor Sector™ Index, a security of a non-US company represented by an ADR may be included in the PHLX Semiconductor Sector™ Index at less than its full global market capitalization;

•	the security must be classified as a company whose primary business is involved in the design, distribution, manufacture, and sale of semiconductors;

•	each security must have a minimum market capitalization of $100 million;

•	each security must have traded at least 1.5 million shares in each of the six calendar months up to and including the month containing the reference date;

•	the security must have traded for at least three full calendar months, not including the month of initial listing, on a recognized market;

•	the security must have listed options on a registered options market in the U.S. or be eligible for listed options trading on a registered options market in the U.S.;

•	a security may not be issued by an issuer currently in bankruptcy proceedings; and

•

the issuer of the security may not have entered into a definitive agreement or other arrangement where the transaction is determined to be highly probable and would likely result in the security no longer being eligible.

PHLX Semiconductor Sector™ Index Reconstitution

The PHLX Semiconductor Sector™ Index selects constituents once annually in September. The security eligibility criteria are applied using market data as of the end of July. The PHLX Semiconductor Sector™ Index reconstitutions are announced in early September. PHLX Semiconductor Sector™ Index reconstitutions are effective at market open of the following trading day after the close of trading on the third Friday in September.

JPMorgan Structured Investments —  A-1
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

PHLX Semiconductor Sector™ Index Rebalance

The PHLX Semiconductor Sector™ Index is rebalanced on a quarterly basis in March, June, September and December. The PHLX Semiconductor Sector™ Index rebalancing uses the total shares outstanding (the “TSO”) and last sale price (the “LSP”) of all PHLX Semiconductor Sector™ Index securities as of the prior month-end (February, August and November respectively). PHLX Semiconductor Sector™ Index rebalancing changes are announced in early March, June, September and December. PHLX Semiconductor Sector™ Index rebalancing changes are effective at market open of the following trading day after the close of trading on the third Friday in March, June, September and December.

PHLX Semiconductor Sector™ Index Constituent Selection

The PHLX Semiconductor Sector™ Index selects the 30 largest eligible semiconductor companies listed in the U.S., ranked by market capitalization.

PHLX Semiconductor Sector™ Index Weight Adjustments

The initial weights of the PHLX Semiconductor Sector™ Index securities are determined by dividing each security’s market capitalization by the aggregate market capitalization of all securities included in the PHLX Semiconductor Sector™ Index.

These initial weights are then adjusted to meet the following weight constraints, resulting in the final weights:

•

The weights of the top three (3) PHLX Semiconductor Sector™ Index securities by market capitalization, may not exceed 12%, 10%, 8%, respectively. The weight of a top three (3) PHLX Semiconductor Sector™ Index security is only adjusted downward if it exceeds its respective constraint.

•	The individual weights of other (3) PHLX Semiconductor Sector™ Index securities may not exceed 4%; only the top three (3) may exceed this constraint

Should any PHLX Semiconductor Sector™ Index security’s weight exceed its respective constraint, the excess weight is proportionally redistributed to the lower weighted PHLX Semiconductor Sector™ Index securities by market capitalization. This redistribution is done iteratively, following the sequence outlined above, until all PHLX Semiconductor Sector™ Index securities are at or below their respective constraints.

PHLX Semiconductor Sector™ Index Maintenance

Deletion Policy

If, at any time other than PHLX Semiconductor Sector™ Index reconstitution, Nasdaq determines that a PHLX Semiconductor Sector™ Index security has or will undergo a fundamental alteration that would make it ineligible for PHLX Semiconductor Sector™ Index inclusion, the PHLX Semiconductor Sector™ Index security is removed as soon as practicable.

Replacement Policy

Securities may be added to the PHLX Semiconductor Sector™ Index outside of the PHLX Semiconductor Sector™ Index reconstitution when there is a deletion. The issuer with the largest market capitalization which is not in the PHLX Semiconductor Sector™ Index and meets all security eligibility criteria will replace the deleted security.

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual PHLX Semiconductor Sector™ Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the PHLX Semiconductor Sector™ Index. With the exception of certain corporate events, PHLX Semiconductor Sector™ Index securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the PHLX Semiconductor Sector™ Index for such corporate action.

With respect to spin-offs, if the parent is a PHLX Semiconductor Sector™ Index security and there is a when-issued market for the spun-off company (the “spinco”), the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued LSP of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment and the spinco is not added to the PHLX Semiconductor Sector™ Index. If there is no when-issued market for the spinco, then no price of index shares adjustment is made to the PHLX Semiconductor Sector™ Index security and the spinco is not added to the PHLX Semiconductor Sector™ Index.

Index share adjustments

Other than as a direct result of corporate actions, the PHLX Semiconductor Sector™ Index does not normally experience share adjustments between its quarterly scheduled rebalancing events and annual reconstitution events.

PHLX Semiconductor Sector™ Index Governance

The PHLX Semiconductor Sector™ Index is managed by the Nasdaq index governance committee and has governance, oversight and accountability procedures for the index determination process.

License Agreement

JPMorgan Structured Investments —  A-2
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM

JPMorgan Chase & Co. or its affiliate has entered into a non-exclusive license agreement with Nasdaq providing for the license to it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the PHLX Semiconductor Sector™ Index in connection with certain securities, including the notes.

The license agreement with Nasdaq provides that the following language must be stated in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by, Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the PHLX Semiconductor Sector™ Index to track general stock market performance. The Corporations’ only relationship to JPMorgan Chase & Co., JPMorgan Financial and their affiliates is in the licensing of the Nasdaq® and PHLX Semiconductor Sector™ Index registered trademarks, service marks and certain trade names of the Corporations and the use of the PHLX Semiconductor Sector™ Index which is determined, composed and calculated by Nasdaq without regard to JPMorgan Chase & Co., JPMorgan Financial or the notes. Nasdaq has no obligation to take the needs of JPMorgan Chase & Co. or JPMorgan Financial or the owners of the notes into consideration in determining, composing or calculating the PHLX Semiconductor Sector™ Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE PHLX SEMICONDUCTOR SECTOR™ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., JPMORGAN FINANCIAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PHLX SEMICONDUCTOR SECTOR™ INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PHLX SEMICONDUCTOR SECTOR™ INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

JPMorgan Structured Investments —  A-3
Capped Buffered Equity Notes Linked to the PHLX Semiconductor Sector IndexTM